Exhibit 10.62
AXALTA COATING SYSTEMS LTD.
2014 INCENTIVE AWARD PLAN

RESTRICTED STOCK AWARD AGREEMENT

ELECTRONIC ACCEPTANCE OF RESTRICTED STOCK AWARD:

By clicking on the “ACCEPT AWARD” box on the “Award Acceptance”, you agree to be bound by the terms and conditions of this Restricted Stock Award Agreement (the “Agreement”) and the Axalta Coating Systems Ltd. 2014 Incentive Award Plan (as amended from time to time, the “Plan”). You acknowledge that you have reviewed the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of Restricted Stock pursuant to this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator (as defined in the Plan) upon any questions relating to this Agreement and the Plan.

Axalta Coating Systems Ltd., a Bermuda exempted limited liability company (the “Company”), pursuant to the Plan, has granted to you (“Participant”) the number of shares of Restricted Stock (the “Restricted Shares”) set forth in the “Award Summary” page applicable to the Restricted Shares on the Morgan Stanley online site (the “Award Summary”). The Restricted Shares are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.
ARTICLE I
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan.
1.2    Incorporation of Terms of Plan. The Restricted Shares issued to Participant pursuant to this Agreement are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control, except with respect to the definition of Change in Control as defined in this Agreement.
ARTICLE II.
ISSUANCE OF RESTRICTED SHARES
2.1    Issuance of Restricted Shares. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the award date set forth in the Award Summary (the “Grant Date”), the Company has granted

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to Participant the number of Restricted Shares set forth in the Award Summary, upon the terms and conditions set forth in this Agreement and the Plan.
2.2    Issuance Mechanics. As of the Grant Date, the Company shall issue the Restricted Shares in the form of Common Stock to Participant and shall at its option (a) cause a certificate or certificates representing such shares of Common Stock to be registered in the name of Participant, or (b) cause such shares of Common Stock to be held in book-entry form. If a certificate is issued, it shall be delivered to and held in custody by the Company and shall bear the restrictive legends required by Section 5.1. If the shares of Common Stock are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions of this Agreement.
ARTICLE III.
VESTING, FORFEITURE AND ESCROW
3.1    Forfeiture. Subject to the provisions of Section 3.3 below, in the event of Participant’s Termination of Service for any reason, any Restricted Shares that are not Vested Shares (as defined below) (the “Unvested Shares”) shall thereupon be forfeited immediately and without any further action by the Company, except as otherwise provided in a written agreement between Participant and the Company. Upon forfeiture of the Unvested Shares, the Company shall become the legal and beneficial owner of the Unvested Shares and all rights and interests therein or relating thereto, and Participant will have no further rights with respect to the Unvested Shares. The Unvested Shares shall be held by the Company in accordance with Section 3.3 until the Unvested Shares are forfeited as provided in this Section 3.1, until such Unvested Shares become Vested Shares or until such time as this Agreement is no longer in effect. Participant hereby authorizes and directs the Secretary of the Company, or such other person designated by the Administrator, to transfer any Unvested Shares that are forfeited pursuant to this Section 3.1 from Participant to the Company.
3.2    Vesting.
(a)    The Restricted Shares will become vested Shares (the “Vested Shares”) as set forth in the Original Vesting Schedule section of the Award Acceptance. Any fraction of a Share that would otherwise become a Vested Share will be accumulated and will become a Vested Share only when a whole Vested Share has accumulated. Subject to Section 3.2(c), in the event of Participant’s Termination of Service by the Company without Cause within two (2) years after a Change in Control, any Unvested Shares shall immediately vest in full; provided, that if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, in either case, that provides greater vesting protection to Participant, the Restricted Shares shall be treated in accordance with the applicable terms of such agreement or policy.

(b)    In the event any of the Unvested Shares become Vested Shares, any Retained Distributions (as defined below) paid on such Unvested Shares shall be promptly paid by the Company to Participant. As soon as administratively practicable following the vesting of any Unvested Shares, the Company shall, as applicable, either deliver to Participant the certificate or certificates representing such

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Restricted Shares in the Company’s possession belonging to Participant, or, if the Restricted Shares are held in book-entry form, then the Company shall remove the notations indicating that the Restricted Shares are subject to the restrictions of this Agreement. Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company or its representatives deem necessary or advisable in connection with any such delivery.

(c)    As a condition to any accelerated vesting of the Restricted Shares as set forth in Section 3.2(a), Participant shall, within the thirty (30) day period following the date of Participant’s Termination of Service, execute and not revoke a general release of all claims, including all known and unknown and current and potential claims, in favor of the Company and its affiliates in either (A) a form provided to Participant by the Company or (B) if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, the form of release of claims applicable to Participant under such agreement or policy.

As used in this Agreement, “Cause” shall mean (a) the Board’s determination that Participant failed to substantially perform Participant’s duties (other than any such failure resulting from Participant’s disability); (b) the Board’s determination that Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or Participant’s immediate supervisor; (c) Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (d) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing Participant’s duties and responsibilities; or (e) Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company of any of its Subsidiaries. Notwithstanding the foregoing, if Participant is a party to a written employment, consulting or similar agreement with the Company (or its Subsidiary) in which the term “cause” is defined, then “Cause” shall be as such term is defined in the applicable written employment or consulting agreement.
3.3    Escrow.
(a)    The Unvested Shares shall be held by the Company until such Unvested Shares are forfeited as provided in Section 3.1, until such Unvested Shares become Vested Shares or until such time as this Agreement is no longer in effect. Participant shall not retain physical custody of any certificates representing Unvested Shares issued to Participant. Participant, by acceptance of this Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of forfeited Unvested Shares (and Retained Distributions, if any, paid on such forfeited Unvested Shares) to the Company as may be required pursuant to the Plan or this Agreement, and to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer. To the extent allowable by Applicable Law, the Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Restricted Shares in escrow and while acting in good faith and in the exercise of its judgment.

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(b)    The Company will retain custody of all cash dividends and other distributions (“Retained Distributions”) made or declared with respect to Unvested Shares (and such Retained Distributions will be subject to forfeiture and the other terms and conditions under this Agreement that are applicable to the Restricted Shares) until such time, if ever, as the Unvested Shares with respect to which such Retained Distributions shall have been made, paid or declared become Vested Shares. Any Retained Distributions with respect to Unvested Shares shall be forfeited in the event such Unvested Shares are forfeited.
3.4    Rights as Shareholder. Except as otherwise provided herein, upon issuance of the Restricted Shares by the Company, Participant shall have all the rights of a shareholder with respect to said Restricted Shares, subject to the restrictions herein, including the right to vote the Restricted Shares and to receive all dividends or other distributions paid or made with respect to the Restricted Shares.

ARTICLE IV.
TAXATION AND TAX WITHHOLDING
4.1    Representation. Participant represents to the Company that Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
4.2    Section 83(b) Election. If Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which Participant would otherwise be taxable under Section 83(a) of the Code, Participant shall deliver a copy of such election to the Company promptly upon filing such election with the Internal Revenue Service.
4.3    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    Participant shall be required to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. Participant may make such payment in one or more of the forms specified below:
(i)    by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;
(ii)    with respect to any withholding taxes arising in connection with the vesting of the Restricted Shares, unless otherwise determined by the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of vested Restricted Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

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(iii)    with respect to any withholding taxes arising in connection with the vesting of the Restricted Shares, unless otherwise determined by the Administrator, by tendering to the Company vested shares of Common Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;
(iv)    with respect to any withholding taxes arising in connection with the vesting of the Restricted Shares, subject to Participant’s compliance with the Company’s Insider Trading Policy, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to those Restricted Shares that are then becoming vested and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later the settlement of such sale; or
(v)    in any combination of the foregoing.
(b)    With respect to any withholding taxes arising in connection with the Restricted Shares, in the event Participant fails to provide timely payment of all sums required pursuant to Section 4.3(a), the Company shall have the right and option, but not the obligation, to (i) deduct such amounts from other compensation payable to Participant and/or (ii) treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 4.3(a)(ii) above. The Company shall not be obligated to deliver any certificate representing the Restricted Shares to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting of the Restricted Shares or any other taxable event related to the Restricted Shares.
(c)    In the event any tax withholding obligation arising in connection with the Restricted Shares may be satisfied under Section 4.3(a)(ii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares of Common Stock from those Restricted Shares that are then becoming Vested Shares as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 4.3(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to deliver any certificate representing the Restricted Shares to Participant or his or her legal representative until the foregoing tax withholding obligations are satisfied.
(d)    Participant is ultimately liable and responsible for all taxes owed in connection with the Restricted Shares, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Restricted Shares. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in

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connection with the awarding, vesting or payment of the Restricted Shares or the subsequent sale of the Restricted Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure this Award to reduce or eliminate Participant’s tax liability.
ARTICLE V.
RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS
5.1    Legends. The certificate or certificates representing the Restricted Shares, if any, shall bear the following legend (as well as any legends required by the Company’s charter and Applicable Law):
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
5.2    Refusal to Transfer; Stop-Transfer Notices. The Company shall not be required (a) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares shall have been so transferred. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
5.3    Removal of Legend. After such time as the Unvested Shares become Vested Shares, and upon Participant’s request, a new certificate or certificates representing such Vested Shares shall be issued without the legend referred to in Section 5.1 and delivered to Participant. If the Restricted Shares are held in book entry form, the Company shall cause any restrictions noted on the book form to be removed.
ARTICLE VI.
OTHER PROVISIONS
6.1    Administration. The Administrator shall have the exclusive power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan or this Agreement.
6.2    Restricted Shares Not Transferable. The Restricted Shares and Retained Distributions may not be sold, pledged, assigned or transferred in any manner unless and until they become Vested Shares. No Unvested Shares or Retained Distributions or any interest or right therein or part thereof shall be liable for

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the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
6.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the Unvested Shares in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Restricted Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.
6.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Chief Human Resources Officer of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (if to Participant) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
6.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
6.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
6.7    Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Law, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Shares are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
6.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Restricted Shares in any material way without the prior written consent of Participant.
6.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns

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of the Company. Subject to the restrictions on transfer set forth in Section 6.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
6.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Restricted Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
6.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
6.12    Entire Agreement. The Plan and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
6.13    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
6.14    Agreement Severable. In the event that any provision of this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
6.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general

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unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award.
6.16    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

6.17    Broker-Assisted Sales. In the event of any broker-assisted sale of shares of Common Stock in connection with the payment of withholding taxes as provided in Section 4.3(a)(iv) or Section 4.3(c): (A) any shares of Common Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such shares of Common Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.
6.18    Definitions. Notwithstanding anything to the contrary in the Plan, for purposes of this Agreement, “Change in Control” shall mean and includes each of the following: (i) a transaction or series of transactions occurring after the Grant Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing 30% or more of the total combined voting power of the Company’s securities outstanding immediately after such transaction; (ii) during any 12 month period, individuals who, at the beginning of such period, constitute the Board together with any new members of the Board whose election by the Board or nomination for election by the Company’s members was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of the one-year period or whose election or nomination for election was previously so approved (other than (x) an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, and (y) any member of the Board whose initial assumption of office during such 12 month period in connection with a transaction described

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in clause (iii)(x) below that occurs with a non-affiliate third party), cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) after the Grant Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, other than a transaction:
(a)    in the case of clauses (i) and (iii), which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, more than seventy percent (70%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(b)    in the case of clause (iii), after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

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